Exhibit 99.1

NEWS

FOR IMMEDIATE RELEASE	CONTACT:	John E. Peck
President and CEO
(270) 885-1171

HOPFED BANCORP REPORTS THIRD QUARTER RESULTS

HOPKINSVILLE, Ky. (October 26, 2004) – HopFed Bancorp, Inc. (NASDAQ: HFBC) (the “Company”) today reported results for the three-month and the nine-month periods ended September 30, 2004. Net income for the third quarter ended September 30, 2004, was $1,065,000, or $0.29 per share (basic and diluted), compared with net income of $1,046,0000, or $0.29 per share (basic and diluted), for the third quarter in 2003. Net income for the nine months ended September 30, 2004, was $3,053,000, or $0.84 per share (basic) and $0.83 per share (diluted), compared with net income of $2,547,000, or $0.70 per share (basic and diluted), for the nine months ended September 30, 2003.

Commenting on the third quarter results, John E. Peck, president and chief executive officer, said, “The Company’s operating results remain strong despite declines in non-interest income attributable to a decline in mortgage refinancing and higher interest rates. Net interest income primarily improved due to increased income on investment securities and a lower cost of deposits. Management is working to develop new products and services that we anticipate coming on-line in the first quarter of 2005. We anticipate that these new services should enhance non-interest income in 2005.”

At September 30, 2004, total assets increased to $573.1 million compared with $531.5 million at December 31, 2003; deposits increased to $429.1 million compared with $417.5 million at December 31, 2003; while net loans increased to $351.0 million compared with $334.7 million at December 31, 2003.

HopFed Bancorp, Inc. is the holding company for Heritage Bank headquartered in Hopkinsville, Kentucky. The Bank has nine offices in western Kentucky as well as Fall & Fall Insurance of Fulton, Kentucky and Heritage Solutions of Murray, Kentucky. The Bank offers a broad line of banking and financial products and services with the personalized focus of a community banking organization. More information about HopFed Bancorp and Heritage Bank may be found on its website www.bankwithheritage.com.

Information contained in this press release, other than historical information, may be considered forward-looking in nature and is subject to various risks, uncertainties, and assumptions. Should one or more of these risks or uncertainties materialize, or should the underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or expected. Among the key factors that may have a direct bearing on the Company’s operating results, performance or financial condition are competition and the demand for the Company’s products and services, and other factors as set forth in filings with the Securities and Exchange Commission.

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2700 Fort Campbell Boulevard, Hopkinsville, KY 42240

HFBC Announces Third Quarter Results

October 26, 2004

HOPFED BANCORP, INC.

Selected Financial Data

(In thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2004	2003	2004	2003
Earnings Summary
Interest income on loans	$4,842	$4,868	$14,375	$14,442
Interest income on taxable investments	1,663	1,170	4,497	3,405
Interest income on non taxable investments	258	194	758	434
Interest income on time deposits	6	5	15	53

Total interest income	6,769	6,237	19,645	18,334

Interest expense on deposits	2,420	2,732	7,205	8,284
Interest on subordinated debentures	119	7	330	7
Interest expense on borrowed funds	623	353	1,634	930

Total interest expense	3,162	3,092	9,169	9,221

Net interest income	3,607	3,145	10,476	9,113
Provision for loan losses	300	450	900	1,300

Net interest income after provision for loan losses	3,307	2,695	9,576	7,813

Non-interest income:
Gain on sale of investments	125	156	300	528
Gain on sale of loans	14	153	70	531
Loan fees	146	120	414	321
Service charges on deposits	347	292	979	889
Other	214	162	578	534

Total non-interest income	846	883	2,341	2,803

Non-interest expense:
Salaries and benefits	1,340	1,092	3,868	4,062
Occupancy expense	187	162	531	537
Data processing	229	151	646	464
State deposit taxes	117	96	338	287
Intangible amortization	95	94	305	305
Loss on sale of fixed assets	—	—	7	—
Other operating expenses	609	437	1,672	1,212

Total non-interest expense	2,577	2,032	7,367	6,867

Net income before income taxes	1,576	1,546	4,550	3,749
Federal income tax expense	511	500	1,497	1,202

Net income	$1,065	$1,046	$3,053	$2,547

Earnings per share - basic	$0.29	$0.29	$0.84	$0.70

Earnings per share - diluted	$0.29	$0.29	$0.83	$0.70

Dividend per share	$0.12	$0.12	$0.36	$0.35

Weighted average shares outstanding – basic	3,638,152	3,630,396	3,633,379	3,630,396

Weighted average shares outstanding – diluted	3,665,525	3,657,996	3,662,276	3,653,740

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HFBC Announces Third Quarter Results

October 26, 2004

	As of
	September 30, 2004	December 31, 2003
Total assets	$573,079	$531,465
Loans receivable, gross	354,133	337,316
Securities available for sale	146,036	143,514
Securities held to maturity	27,936	15,108
Allowance for loan losses	3,175	2,576
Total deposits	429,085	417,488
Total borrowings	92,030	64,663
Stockholders’ equity	49,025	47,238
Book value	$13.47	$13.01

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